2MF - Small Cap Value

New Classes

Inception date Class B - May 3, 1999
Inception date Class C - July 26, 1999

12b-1 fees Class B - 1.00%
12b-1 fees Class C -  1.00%

Sales charge Class B - zero
Sales charge Class C - 1 year, 1.00% sales charge